Exhibit 5.1

March 19, 2018

Dicerna Pharmaceuticals, Inc.

87 Cambridgepark Drive

Cambridge, MA 02140

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 24,491,663 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, that were issued in connection with the conversion of all of the outstanding shares of the Company’s Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The Shares may be offered and sold by the selling stockholders named in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation, as amended, of the Company filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company, the Certificate of Designation of Redeemable Convertible Preferred Stock of the Company and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the issuance of the Preferred Stock by the Company, the conversion of the Preferred Stock and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships

Dicerna Pharmaceuticals, Inc.

March 19, 2018

and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP